Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS FIRST QUARTER RESULTS

Lower Store Traffic and Higher Legal Expenses Result in Seasonal Operating Loss

CHICAGO, IL – APRIL 26, 2013 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported a net loss of $1.5 million, or $0.23 per share for the first quarter of 2013 as compared to net income of $339,000, or $0.05 per share for the first quarter of 2012. In addition, there was an operating loss of $1.7 million for the current quarter compared to operating income of $161,000 in the same quarter last year. These changes reflected a drop in net sales of $4.8 million and an increase in fixed selling, general and administrative expenses, primarily legal expenses relating to patent claims. However, gross margin was 28.9 percent compared to 28.7 percent in the prior year period, which partially offset the swing from an operating income to an operating loss.

Consolidated net sales were $21.6 million compared to $26.4 million in the first quarter of 2012, with the Cobra segment reporting a $4.6 million decrease in sales and the Performance Products Limited (“PPL”) segment reporting a decrease of $206,000. The sales drop for the Cobra segment resulted from lower Eastern European sales of radar detectors, lower European sales of Two Way radios and lower domestic sales of Citizens Band radios and Inverters. The decreases in both European and domestic sales reflected a more than usual seasonal slow-down in store traffic largely as a result of weaker consumer spending and harsher global winter weather conditions, particularly in Eastern Europe. The PPL sales decrease was attributable to the continued difficult economic environment in Europe.

“While we are disappointed to report a substantially lower operating performance compared to the first quarter of 2012, we believe that our results are reflective of the slow and uneven pace of the global economic recovery that continues to impact the consumer electronics industry generally, as well as the particularly difficult economic conditions across Europe. In addition, the first quarter is traditionally our lowest sales quarter and we typically build momentum throughout the year. Therefore, we are still optimistic about Cobra’s ability to achieve improved results for this year” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

Cobra First Quarter Results – 2

Consolidated gross margin was 28.9 percent compared to 28.7 percent in the first quarter of 2012 primarily as a result of an increased percentage of higher margin PPL sales. The gross margin for the Cobra segment was 27.4 percent, the same as in the first quarter of last year. PPL’s gross margin decreased to 37.4 percent from 38.1 percent last year reflecting mainly foreign exchange losses compared to gains in the same quarter last year.

Selling, general and administrative expenses increased to $8.0 million in the first quarter from $7.4 million in the prior year’s quarter. Variable selling expenses declined consistent with net sales. However, fixed expenses increased primarily as a result of higher legal expenses resulting from the Fleming patent infringement lawsuit that the Company believes is without merit and is vigorously defending.

Interest expense for the first quarter of 2013 was $160,000 compared to $253,000 for the first quarter of 2012 due to a lower interest rate. Other income was $353,000 compared to other income of $493,000 in the prior year’s quarter due to foreign exchange losses compared to gains in the same quarter last year.

Interest-bearing debt increased to $18.2 million as of March 31, 2013 compared to $13.4 million at March 31, 2012. Cash on hand at March 31, 2013 was $4.9 million as compared to $1.2 million at March 31, 2012 due to the timing of some significant cash receipts. Inventory at the end of the first quarter increased to $33.1 million from $30.2 million at March 31, 2012 as a result of the lower than expected sales. Accounts receivable at the end of the quarter were $13.6 million, a decrease from $17.0 million one year earlier.

In discussing the outlook for the second quarter of 2013, as well as the entire year, Mr. Bazet said, “The Company expects to achieve a lower operating income in the second quarter of 2013 than in the second quarter of 2012 due to certain initial heavy load-ins of new Truck Navigation products that will not be repeated at the same level in 2013. However, the Company anticipates a higher level of profitability in 2013 as compared to 2012 as Cobra’s business will be more successful in the current economic environment from the introduction of a variety of innovative new products and planned expansion of distribution Worldwide in the remainder of this year.”

Cobra will be conducting a conference call on April 26, 2013 at 11:00 a.m. EDT to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra First Quarter Results – 3

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31,	March 31,
	2013	2012
Net sales	$21,577	$26,418
Cost of sales	15,342	18,830

Gross profit	6,235	7,588
Selling, general and administrative expense	7,961	7,427

(Loss) earnings from operations	(1,726)	161
Other (expense) income:
Interest expense	(160)	(253)
Other, net	353	493

(Loss) earnings before taxes	(1,533)	401
Tax (benefit) provision	(1)	62

Net (loss) earnings	$(1,532)	$339

Net (loss) earnings per common share:
Basic	$(0.23)	$0.05
Diluted	$(0.23)	$0.05

Weighted average shares outstanding:
Basic	6,611	6,562
Diluted	6,611	6,580

Cobra First Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31,	December 31,	March 31,
	2013	2012	2012
ASSETS:
Current assets:
Cash	$4,933	$1,785	$1,150
Accounts receivable, net	13,627	20,943	17,008
Inventories, net	33,115	38,068	30,154
Other current assets	3,114	3,071	2,347

Total current assets	54,789	63,867	50,659
Property, plant and equipment, net	5,253	5,323	5,305
Total other assets	14,321	14,300	14,332

Total assets	$74,363	$83,490	$70,296

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$2,375	$5,598	$3,975
Accrued liabilities	6,253	7,931	6,095
Short-term debt	18,219	20,284	13,352

Total current liabilities	26,847	33,813	23,422

Non-current liabilities:
Deferred taxes	818	886	1,155
Deferred compensation	7,845	7,780	7,549
Other long-term liabilities	704	751	648

Total non-current liabilities	9,367	9,417	9,352

Equity:
Shareholders’ equity	38,149	40,260	37,522

Total equity	38,149	40,260	37,522

Total liabilities and shareholders’ equity	$74,363	$83,490	$70,296